Transfer Agency Services

	In accordance with procedures established by this agreement between the Ameritor Financial Corporation (Company) and the Ehrenkrantz Fund (Fund), as applicable, AFC will perform the following services:

	Provide the services of a transfer agent and agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-ended management investment companies including:

* Maintaining all Shareholder accounts
* Mailing Shareholder reports and prospectuses to current Shareholders on request (postage by the Fund)
* Other routine mailings will be by the Company

      Preparing and filing U.S. Treasury Department Form 1099 and other appropriate forms required by federal authorities with respect to distribution for Shareholders.

      Preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; and,

      Providing account information in response to inquiries from Shareholders.

      Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian.

      Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account.

      Receive for acceptance redemption requests and deliver payment and appropriate documentation therefore to the Custodian.

      As and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders.

      Effect transfers of Shares upon receipt of appropriate instructions from Shareholders.

      Provide a system, which will enable the Corporation to calculate the total number of Shares of the Fund thereof sold in each State.

      Monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States.


      Safekeeping: The Company shall establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of all records maintained by the Company pursuant to this Agreement.

      Cooperation with Accountants: The Company shall cooperate with the Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

      Blue sky Matters: The Fund or its administrator or other agent shall monitor the sales activity with respect to Shareholders domiciled or resident on each State.

      Either Party hereto may give written notice to the other party (the "Termination Notice") of the termination of this Agreement, which shall be not less than sixty (60) days after the date of the giving of the notice unless otherwise agreed by the parties hereto writing.

      Upon the Termination Date, subject to payment to the Company by the Fund of all amounts due to the Company as of said date, the Company shall make available to the Fund or its designated record-keeping successor, all of the records of the Fund maintained under this Agreement which are then in the Company's possession.

      IN WITNESS WHEREOF, the parties have cause this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of day and year first above written.

Attest:                            Ameritor Financial Corporation


                                   By:/s/ Jerome Kinney
                                      ___________________________
                                   NAME:  Jerome Kinney
                                   TITLE: President
                                   Date: 2-15-05


Attest:                            Ehrenkrantz Fund


____________________               By:
                                      ___________________________
                                   NAME:
                                   TITLE:
                                   Date:____________